Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE BONDS

BNP PARIBAS

10 Harewood Avenue

London, NW1 6AA

Attn: Syndicate

J.P. Morgan Securities Ltd.

125 London Wall

London, EC2Y 5AJ

Attn: Head of Debt Syndicate and Head of Transaction Execution Group

Morgan Stanley & Co. International plc

25 Cabot Square, Canary Wharf

London, E14 4QA

Attn: Transaction Management Group